Exhibit 10.3

INTERMEC, INC.
2008 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Agreement”) is made as of ________________, 2008 between Intermec, Inc., a Delaware corporation (the “Company”), and [Name] (the “Participant” or "you").

WHEREAS, the Company’s 2008 Omnibus Incentive Plan (the “Plan”) was adopted by the Board of Directors of the Company on March 19, 2008, and approved by the stockholders of the Company on May 23, 2008; and

WHEREAS, [If applicable:  as an inducement to you to remain in the employ of the Company or one of its Related Companies (collectively, the “Company”),] the Company desires to award you restricted Stock Units (as that term is defined in the Plan) in accordance with the terms and conditions of the Plan and this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter set forth, and other good and valuable consideration, the Company and you hereby agree as follows:

1.             Award. The Company hereby grants you [If applicable:, as a matter of separate inducement and agreement, and not in lieu of salary or other compensation for services,] an Award of [__________] restricted Stock Units (“RSUs”) comprising the right to receive shares of the Common Stock, par value $.01 per share, of the Company (the “Common Stock”) on the terms and conditions hereinafter set forth (the “Awarded Shares”), such number of Awarded Shares to be subject to adjustment as provided in Section 14.1 of the Plan. You shall have no obligation to pay the Company additional consideration for the Awarded Shares.  The Grant Date for the RSUs is __________, 2008.

The Plan, a copy of which has been made available to you, is incorporated herein by reference and is made part of this Agreement as if fully set forth herein. By accepting the Award, you also acknowledge receipt of the Plan and the plan summary for the Plan.  You are encouraged to review the Company's most recent annual report and proxy statement, which may be found at www.intermec.com.  Capitalized terms used in this Agreement which are not defined herein shall have the meanings assigned to such terms in the Plan, it being understood that the terms “restricted Stock Units” and “RSUs” shall mean and refer to the right to receive only the Awarded Shares. This Agreement is subject to, and the Company and you agree to be bound by, all of the terms and conditions of the Plan as the same exist at the time this Agreement became effective. The Plan shall control in the event there is any express conflict between the Plan and the terms hereof and with respect to such matters as are not expressly covered in this Agreement. The Company hereby reserves the right to alter, amend, modify, restate, suspend or terminate the Plan and this Agreement in accordance with Section 16.1 of the Plan, but no such subsequent amendment, modification, restatement, or termination of the Plan or this Agreement shall adversely affect in any material way your rights under this Agreement without your written consent.  This Agreement shall be subject, without further action by the Company or you, to such amendment, modification or restatement.

2.             Restriction Period.  Subject to the provisions of Paragraph 3 of this Agreement, there shall be a Period of Restriction (the “Restriction Period”) beginning on the Grant Date and ending on the third anniversary of the Grant Date (the “Vesting Date”).  Except as otherwise provided in Paragraph 3 hereof, all RSUs still subject to restriction on the date of your Termination of Service shall be forfeited by you.

3.             Termination Due to Death or Disability or Change of Control.  Notwithstanding any other provision of this Agreement, all RSUs granted hereunder still subject to restriction shall become fully vested and free of all restrictions to the full extent of the original grant upon the occurrence of either of the following events: (a) your Termination of Service by reason of death or (b) your Termination of Service by reason of Disability.  The effect of a Change of Control on the RSUs shall be governed by the terms of a Company change of control policy or agreement as then in effect and applicable to the RSUs.   In the event no policy or agreement addresses the effect of a Change of Control on the RSUs, the terms of the Plan shall govern.

4.             Nontransferability.  Until the earlier of (a) the end of the Restriction Period with respect to any of the RSUs granted hereunder or (b) the vesting of such RSUs in accordance with the provisions of this Agreement or the Plan, you shall not be permitted to sell, assign, transfer, pledge, or otherwise encumber the RSUs or the Awarded Shares.

5.             Form and Timing of Payment.  If and when the Restriction Period ends with respect to RSUs awarded hereunder without a prior forfeiture of such RSUs, or if and when RSUs vest pursuant to the provisions of Paragraph 3 hereof, and subject to the payment of withholding taxes as provided in Paragraph 7 hereof, the Company will direct its transfer agent to issue to you within thirty (30) days after such event, in uncertificated form, the number of unrestricted shares of Common Stock equal to the number of RSUs as to which the Restriction Period has ended or that have vested pursuant to Paragraph 3.

6.             Rights as a Stockholder.  Except as otherwise provided in this Agreement or the Plan, you shall not have any rights of a stockholder with respect to the RSUs or, prior to vesting, the Awarded Shares.

7.             Withholding Taxes.  No later than the date as of which an amount first becomes includable in your gross income for federal income tax purposes with respect to any Awarded Shares, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local, or foreign taxes of any kind required by law to be withheld by the Company with respect to such amount.  Unless otherwise determined by the Committee, withholding obligations (up to the minimum statutory amount required to be withheld by the Company) may be settled with shares of Common Stock, including the Awarded Shares that give rise to the withholding requirement or shares of Common Stock already owned by you.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Related Companies shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to you. You, therefore, hereby unconditionally and irrevocably elect, notwithstanding anything to the contrary in this Paragraph 7 or elsewhere in this Agreement, to satisfy any and all federal, state, local, and foreign taxes of any kind that may be withheld by the Company in connection with your Awarded Shares (the “Withholding Taxes”) by electing one of the following options; provided that in all cases, the Company shall have the right to receive not less than the minimum amount of the Withholding Taxes that the Company is required by law to withhold (the “Mandatory Withholding Taxes”); and further provided that an amount equal to the Mandatory Withholding Taxes in respect of any cash payment to you shall be withheld from any such cash payment:

OPTION 1:

☐
Authorizing and directing the Company to deduct from the total number of shares of Common Stock issued and deliverable to you pursuant to this Agreement the number of shares having a value equal to the Mandatory Withholding Taxes.

OPTION 2:

☐	Paying to the Company in cash an amount up to the Withholding Taxes but not less than the Mandatory Withholding Taxes.

OPTION 3:

☐
Tendering to the Company the number of unrestricted shares of Common Stock owned by you prior to the date on which Withholding Taxes are due and having a value equal to the Mandatory Withholding Taxes.

In the event that none of the payment options set forth above is specified, your election shall be deemed to be Option 1, and the Company shall proceed accordingly.  The Company may refuse to deliver the Awarded Shares if you fail to comply with your obligations in connection with the Withholding Taxes as described in this Paragraph 7.

Regardless of any action the Company takes with respect to any or all Withholding Taxes, you acknowledge that the ultimate liability for all Withholding Taxes legally due by you is and remains your responsibility and that the Company (a) makes no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the RSUs, including the grant, lapse of the Restriction Period or other vesting of the RSUs, the subsequent sale of shares of Common Stock received upon lapse of the Restriction Period or other vesting of the RSUs, if any, and the receipt of any dividends or dividend equivalents; and (b) does not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate your liability for Withholding Taxes.

8.             Miscellaneous

(a)           You understand and acknowledge that you are one of a limited number of employees of the Company and its Related Companies who have been selected to receive grants of RSUs and that your Award is considered Company confidential information. You hereby covenant and agree not to disclose the Award of RSUs pursuant to this Agreement to any other person except (i) your immediate family and legal or financial advisors who agree to maintain the confidentiality of this Agreement, (ii) as required in connection with the administration of this Agreement and the Plan as it relates to this Award or under applicable law, and (iii) to the extent the terms of this Award have been publicly disclosed.

(b)           The grant of RSUs to you in any year shall give you neither any right to similar grants in future years nor any right to be retained in the employ or service of the Company or its Related Companies, such employment being terminable to the same extent as if the Plan and this Agreement were not in effect. The right and power of the Company and its Related Companies to dismiss or discharge you is specifically and unqualifiedly unimpaired by this Agreement.

(c)           Each notice relating to this Agreement shall be in writing and delivered in person or by mail to the Company at its office, 6001 36th Avenue West, Everett, WA 98203-1264, to the attention of the Company’s Secretary or at such other address as the Company may specify in writing to you by a notice delivered in accordance with this paragraph.  All notices to you shall be delivered to you at your address specified below or at such other address as you may specify in writing to the Secretary of the Company by a notice delivered in accordance with this Paragraph 8(c).

(d)           This Agreement, including the provisions of the Plan incorporated by reference herein, comprises the whole Agreement between the parties hereto with respect to the subject matter hereof, and shall be governed by and construed in accordance with the laws of the State of Washington, U.S.A., without reference to principles of conflicts of law.  This Agreement shall become effective when it has been executed or accepted electronically by the Company and you.  For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the grant of this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Washington, U.S.A., and agree that such litigation shall be conducted only in the courts of Washington, U.S.A., or the federal courts for the United States for the Western District of Washington, and no other courts where this grant is made and/or to be performed.

(e)           This Agreement shall inure to the benefit of and be binding upon each successor of the Company and, to the extent specifically provided herein and in the Plan, shall inure to the benefit of and shall be binding upon your heirs, legal representatives, and successors.

(f)            If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining provisions of this Agreement.

(g)           This Agreement may be executed in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument. In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.

(h)           Payments made pursuant to this Agreement are intended to qualify for an exception from Section 409A of the Code.  Notwithstanding any other provision in this Agreement and the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement and/or the Plan so that the RSUs granted to you qualify for exemption from or comply with Section 409A; provided, however, that the Company makes no representations that the RSUs shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the RSUs.  Also notwithstanding the foregoing, if at the time of a scheduled Vesting Date, including one provided for under Paragraph 3 of this Agreement, you are a "specified employee" of the Company within the meaning of that term under Section 409A and as determined by the Company, and payment would be treated as a payment made on "separation from service" within the meaning of that term under Section 409A, then, if such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A, the payment shall be delayed until the date which is six months after the date of such separation from service or if earlier the date of your death.

IN WITNESS WHEREOF, this Agreement is executed by you and by the Company through its duly authorized officer or officers as of the day and year first above written.

INTERMEC, INC.

By:
Patrick J. Byrne
Chief Executive Officer and President

Dated:	PARTICIPANT:
(One of the boxes under Paragraph 7 must be checked)

[NAME]